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                                                                    Exhibit 99.1

         Parker Drilling Company Announces Proposed Private Offering of
                     Additional 9 5/8% Senior Notes due 2013

HOUSTON, April 14, 2005 - Parker Drilling Company (NYSE: PKD) announced today that it intends, subject to market and other conditions, to offer an additional $50 million in aggregate principal amount of its 9 5/8% Senior Notes due 2013 (the "Additional Notes") in a private offering. The Additional Notes will be issued under an Indenture, dated as of October 10, 2003, under which $175.0 million in aggregate principal amount of notes of the same series were previously issued. The Company expects that the Additional Notes will be issued at a premium over their face amount. The offering of the Additional Notes will be made within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.

     The Company intends to use the net proceeds of the offering of the Additional Notes, together with cash on hand, to redeem $65 million aggregate principal amount of the Company's 10 1/8% Senior Notes due 2009.

     The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.


         Cautionary Statement Regarding Forward-Looking Statements: This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the Company's intention to raise proceeds through the offering and sale of notes, the Company's intended use of proceeds of the offering of notes and the anticipated terms of the notes. There can be no assurance that the Company will complete the offering of the notes on the anticipated terms or at all. The Company's


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ability to complete the offering of the notes will depend, among other things, on market conditions for debt securities in general and the Company's debt securities in particular. In addition, the Company's ability to complete the offering and the Company's business are subject to the risks described in the Company's filings with the Securities and Exchange Commission. The Company's annual, quarterly and special reports are available over the internet at the SEC's web site at http://www.sec.gov. Nothing in this press release should be construed as an offer to purchase, or as a notice to redeem, any outstanding
10 1/8% Senior Notes due 2009.

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